UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 20, 2007

__________________________

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2007, we entered into an agreement with Infineon Technologies AG pursuant to which we agreed to sell our Mobility Products Group to Infineon for $450 million in cash and a performance-based payment of up to $50 million payable in the first quarter of 2009.  Our Mobility Products Group designs semiconductors and software for cellular telephone handsets and complete chip-level solutions for satellite digital audio radio applications.

The transaction is expected to close in the fourth quarter of 2007, subject to the satisfaction of customary closing conditions and regulatory approvals, including those required by the Hart-Scott-Rodino Antitrust Improvements Act.

In connection with the sale, we expect approximately 700 LSI employees to join the Infineon Communications Solutions business group.  We will also enter into additional agreements with Infineon at closing, including an intellectual property agreement, a transition services agreement and a supply agreement.

Item 8.01 Other Events.

Our Board of Directors has authorized the repurchase of up to $500 million of our common stock.  This authorization is in addition to the authorization we announced on December 4, 2006.  We previously completed the repurchase of $500 million of common stock under that authorization.  We expect to fund the repurchases under the new authorization from the proceeds of the sale of our Mobility Products Group, available cash and short-term investments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Jean F. Rankin
Jean F. Rankin
Executive Vice President, General Counsel and Secretary

Date: August 22, 2007